Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 18, 2019, by and between MDxHealth, Inc., a company incorporated in the state of Delaware and with an office located at 15279 Alton Pkwy, Suite 100, Irvine, CA 92618 (“Company”), and Mr. Ron Kalfus (“Executive”).

RECITALS

A. WHEREAS, the Company engages in the business of oncologic molecular diagnostics;

B. WHEREAS, the Company desires to employ Executive as Chief Financial Officer;

C. WHEREAS. the Executive desires to provide employment services to the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth below, the parties hereby agree as follows:

Article I. EMPLOYMENT AND DUTIES

1.1 Position & Duties. Executive shall be employed as the Chief Financial Officer of the Company. As such, Executive shall be an exempt salaried employee Executive shall report to the Chief Executive Officer (“CEO”) As the Chief Financial Officer, the tasks of Executive shall include oversight and management of the financial operations of the Company, including but not limited to the following:

–	Managing the (internal and external) co-ordination of all finance-related departments such as accounting, tax and payroll, including implementation and execution of financial policies and practices;

–	Developing and implementing financial plans in support of operational, commercial and corporate strategy and objectives, including managing cash positions and cash flows;

–	Preparing quarterly, annual and other financial reports, filings and disclosures;

–	Oversight and implementation of coordinated financial communications, supporting financial, operational and corporate objectives and organizational expenditure requirements; and

–	Active participation in corporate strategic planning and development, forecasting, resource planning and budgeting;

subject in each instance to the guidelines, plans or policies as may be established, modified, or approved by the Board of Directors and/or the Company from time to time.

1.2 Start Date. Executive will commence employment with the Company on July 22, 2019 (“Start Date”) or such other date as mutually agreed to by the parties.

1.3 Location of Services. Unless the Company determines otherwise in its sole discretion, the principal place of business for the performance of Executive’s duties hereunder shall be at the Company’s offices located in Irvine, California, subject to such domestic and international travel as may he required to perform Executive’s duties hereunder. Executive shall relocate to Southern California, as soon as reasonably possible following the execution of this Agreement.

1.4 At-Will Employment. Subject to Articles III and IV, Executive’s employment with the Company is “at-will,” and either the Company or Executive may terminate this Agreement at any time and for any reason with or without cause. Subject to Articles III and IV, the Company may also change Executive’s compensation, duties, assignments, responsibilities, and primary work location, or the other terms and conditions of Executive’s employment at any time without advance notice. Executive acknowledges and agrees that the Company is his sole employer within the MDxHealth group.

1.5 Other Business Affiliations. Subject to the provisions of Section 5.1, Executive agrees that, without the approval of the CEO, Executive shall not, during the period of employment with the Company, devote any time to any business affiliation which would interfere with or derogate from Executive’s duties and obligations under this Agreement.

1.6 Compliance with Laws. Executive agrees to comply with all applicable governmental laws, rules and regulations, and policies, standards and regulations of the Company now existing or hereafter promulgated. Among other things, Executive agrees to pay special attention to the medical fraud and abuse and anti-kickback laws, not just as they apply to the Company and its affiliates, but also as they apply to Company’s and its affiliates’ relationships with other parties and with healthcare professionals. The Company and its affiliates are committed to ensuring that their practices and procedures are compliant and that their relationships with other parties and healthcare professionals benefit patients and enhances the practice of medicine.

Article II. COMPENSATION AND BENEFITS

2.1 Base Salary. Executive shall be paid a gross annual base salary of $275,000 (“Base Salary”), less deductions and withholding required by law or approved by Executive, paid in accordance with the Company’s normal and customary payroll practices.

2.2 Annual Bonus. In addition to the Base Salary described in Section 2.1, for each full calendar year of employment with the Company (“Annual Bonus Period”), Executive shall be eligible to earn an annual bonus of up to 30% of Executive’s then in effect Base Salary (“Potential Annual Bonus”). For the calendar year 2019, the Potential Annual Bonus will be pro-rated for the partial year of employment. The amount and calculation of the actual annual bonus will be based on the Executive’s and the Company’s achievement of performance goals established in advance by the CEO and the Board of Directors (“Annual Bonus”), subject in certain circumstances to compliance with applicable Belgian corporate governance rules mandating that certain executive bonuses be partially structured over a two-year and three-year performance period rather than a single year period. The Annual Bonus, if any, will be earned and paid no later than March 15th of the year following the Annual Bonus Period (“Payment Date”). In the event Executive’s employment terminates for any reason other than for Cause prior to the end of the Annual Bonus Period, Executive shall be eligible to receive a pro-rata Annual Bonus based on Executive’s period of employment during the applicable calendar year and achievement by Executive and the Company of the objectives during that time period. In this case, the prorated Annual Bonus, if any, will only be deemed earned and paid on the Payment Date. All bonus payments shall be made less deductions and withholdings required by law or approved by Executive.

2.3 Reimbursable Expenses. Upon submission of expense reports sufficient to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code of 1986, as amended (the “Code”), and in compliance with the expense report procedures as may be established by the Company from time to time, the Company shall reimburse Executive for all reasonable business expenses incurred in the performance of Executive’s duties hereunder on behalf of the Company.

2.4 Benefits. Executive and his dependents will be eligible to participate in all group health, medical, dental, disability and insurance plans, incentive, savings and retirement plans, and such other employee benefits (collectively, “Plans”), if any, as the Company may establish for its executives and on the same terms and conditions as are generally applicable to executives of the Company. Such Plans may be modified or terminated by the Company from time to time in accordance with the terms of the Plans. Executive’s and his dependents’ participation in such plans may be limited to the extent the Company reasonably determines it is necessary to avoid adverse tax consequences.

2.5 Vacations, Holidays & Sick Leave. Executive shall be eligible to accrue up to thirteen and one third (13 1/3) hours of vacation per month, which is equivalent to one hundred sixty (160) hours or twenty (20) days per full calendar year. The Company’s policies and/or practices as are generally applicable to executive employees of the Company shall apply to Executive’s accrual and use of vacation. Executive will be eligible to earn paid sick leave in accordance with the Company’s standard policy for similarly situated employees and applicable law. Executive will also be entitled to all paid holidays provided to the Company’s executive employees in California.

2.6 Stock Options.

(a) Grant Terms. Subject to approval by the Board of Directors of Company’s affiliate MDxHealth S.A. (the “Parent”) at its next regularly scheduled meeting of the Parent’s Board of Directors (the “Board”) following the date of this Agreement, Executive shall be granted an option to purchase 200,000 common shares of the Parent (the “Stock Option”). The per share exercise price of the Stock Option shall be equal to the higher of (i) average price of the common shares of the Parent on Euronext during the period of 30 days preceding the date of the grant, or (ii) the closing price on the Euronext of the underlying shares on the date of grant. The Stock Option will vest over the course of four years, in accordance with the terms of the option plan of the Parent, and shall be subject to such other terms and conditions set forth in the stock option plan(s) (“Plan”) pursuant to which it is granted and the agreement evidencing the grant.

(b) Accelerated Vesting. In the event of a Change of Control (as defined below) and provided the Board approves this provision in connection with the approval of the Stock Option, the Stock Option shall vest in full upon a Change of Control, except that in the case of a Change of Control that occurs during the first six (6) months following the Start Date, the Stock Option shall only vest with respect to 50% of the underlying shares subject to the Stock Option.

(c) Change of Control. For purposes of this Agreement, “Change of Control” means (i) the occurrence of any of the following events: the consolidation, merger, reorganization, sale of all or substantially all of the assets or capital stock (including a control group tender offer) of the Company or Parent, (ii) completion of any other business combination in which Parent is not the surviving entity, or (iii) the announcement of the launch of public tender offer for all of the Parent’s voting securities that are not yet owned by the person making the tender offer (“Public Tender Offer”) that is unconditional, or the announcement that a conditional Public Tender Offer that has previously been launched has become unconditional.

Article III. TERMINATION

3.1 Termination Due to Executive’s Death. The Executive’s employment under this Agreement shall automatically terminate upon the death of the Executive.

3.2 Termination Due to Executive’s Disability. To the extent permissible under applicable law, the Company shall have the right, exercisable at any time, to terminate the Executive’s employment under this Agreement with immediate effect upon the Executive’s Disability (as defined below) by providing written notice in accordance with Section 6.4. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform, with or without a reasonable accommodation, and consistent with the requirements of applicable state and federal law, the essential functions of Executive’s position by reason of any medically determined physical or mental impairment, injury or other medical condition, for a period of time not less than either one hundred twenty (120) consecutive calendar days or one hundred eighty (180) calendar days in any twelve (12) month period. In the event of any dispute regarding the existence of a Disability, the matter will be resolved by the determination of a physician qualified to practice medicine in the State of California (a “Physician”), whose identity is mutually agreed to by both parties, and whose determination shall be final and binding. If the parties cannot agree on a Physician, each party shall select one Physician, and those two Physicians shall select a third Physician to make the Disability determination, which shall be final and binding.

3.3 Termination by the Company for Cause. The Company shall have the right, exercisable at any time, to terminate the Executive’s employment under this Agreement with immediate effect for Cause (as defined below) by providing written notice in accordance with Section 6.4. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties or willful or repeated failure or refusal to perform any duties reasonably requested by the CEO, provided such duties are consistent with his title and position; (ii) Executive’s act or omission which constitutes misrepresentation or fraud and which causes, or is reasonably likely to cause, more than de minimis harm to the Company, Parent or its affiliates (together with Parent, the “Group”), including its or their business or reputation; (iii) Executive’s material violation of the Company’s or the Group’s lawful and material policies or procedures of which the Executive has had prior written notice or any laws, regulations or rules that are material to the business of the Company or the Group; (iv) Executive’s material breach of this Agreement or the Proprietary Information and Inventions Agreement; (v) Executive’s commission, indictment on charges related to, conviction of, or plea of guilty or no contest to a felony or similar or equivalent charge pursuant to applicable law, involving dishonesty that caused, or is reasonable likely to cause, more than de minimis harm to the Company or any entity in the Group, including its or their business or reputation; (vi) Executive’s misappropriation of Company or Group assets or breach of his fiduciary duties to the Company or the Group; provided, however, that a termination shall not be a termination for Cause with respect to any event or circumstance described in clauses (i), (iii), or (iv) that is reasonably susceptible of cure (as determined by the Company in its reasonable discretion) (a “Curable Event”) unless (a) Executive has been given written notice of the Curable Event and at least ten (10) business days to cure, and (b) the Curable Event or circumstance remains uncured at the end of such ten (10) business day period; provided, however, that if such failure to cure cannot reasonably be remedied within such ten (10) business day period (as determined by the Company in its reasonable discretion), it shall not constitute Cause hereunder if the Executive shall commence such remedy within such ten (10) business day period and thereafter diligently pursues such remedy and causes its completion within thirty (30) days thereafter.

3.4 Resignation by Executive For Good Reason. The Executive may terminate his employment for Good Reason (as defined below) in accordance with the terms of this Section 3.4. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in the character or scope of Executive’s duties, responsibilities, or authority, (ii) a material reduction in Base Salary other than a reduction that is proportionate to any general reduction in base salaries of executive officers of the Company and/or Parent; or (iii) the Company’s material breach of this Agreement, including, for the avoidance of any doubt, a breach of Section 6.20 hereof; provided, however, that for an event to constitute an event of Good Reason under this Section 3.4, the Executive must (a) provide the Company with written notice in accordance with Section 6.4 of Executive’s intent to terminate employment and a detailed description of the event Executive believes constitutes Good Reason within thirty (30) days after the initial existence of the event, and (b) the Company shall have sixty (60) days after Executive provides the notice described above to cure the event that constitutes Good Reason (the “Cure Period”). Provided that the Company has not cured the event reportedly giving rise to Good Reason, Executive will have ninety (90) days following the end of the Cure Period to terminate Executive’s employment for Good Reason, after which Good Reason will no longer exist with respect to the event to which such cure period applied.

3.5 Termination by the Company without Cause or Resignation by Executive Without Good Reason. The Company may terminate Executive’s employment at any time without Cause, and the Executive may terminate the Executive’s employment without Good Reason, in each case upon thirty (30) days prior written notice to the other party in accordance with Section 6.4.

Article IV. COMPENSATION UPON TERMINATION

4.1 Final Pay Upon Termination. Upon the termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive (or his beneficiaries) in accordance with California law the unpaid portion of the Base Salary earned through the date of termination, any Annual Bonus earned prior to termination but remaining unpaid, and all accrued but unused paid vacation leave (“Final Pay”), less deductions and withholdings required by law. Final Pay will be paid in accordance with California law.

4.2 Termination by the Company for Cause, due to Executive’s Death or Disability, or Executive’s Resignation without Good Reason. If the Company terminates Executive for Cause, or due to Executive’s Death or Disability, or Executive resigns without Good Reason, Executive shall be entitled to receive the Final Pay only, and no severance, compensation or benefits shall be owed or paid by the Company.

4.3 Termination by the Company without Cause or Executive’s Resignation for Good Reason. Although Executive is employed at all times on an “at-will” basis, if the Company terminates Executive without Cause or Executive resigns for Good Reason, Executive shall be eligible to receive as severance upon the execution and non-revocation of a Release (as defined below) an amount equal to six (6) months of Executive’s Base Salary in effect at the time of the termination, less deductions and withholdings required by law (“Severance Pay”). As of the first anniversary of the Start Date, the Severance Pay will increase to twelve (12) months of Base Salary, less deductions and withholdings required by law. For the avoidance of doubt, this provision will continue to apply following a Change of Control provided that the conditions herein are satisfied.

4.4 Timing of Severance Payment and Release Requirement. The Severance Pay shall be paid to Executive in a lump sum within ten (10) business days following the effective date of a general release of all claims by Executive in a form provided by and acceptable to the Company (“Release”), which Release must be effective and irrevocable no later than fifty-five (55) days after the termination of Executive’s employment.

Article V. NONCOMPETITION DURING EMPLOYMENT

5.1 Noncompetition During Employment. During his employment, Executive shall devote his full time and efforts to the business of the Company and will not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venturer, or as a stockholder or other proprietor owning more than a five percent (5%) interest in any firm, corporation, partnership or other organization (in case of any such ownership or participation) in any enterprise or business that competes directly or indirectly with the products and/or services of the Company or the Group. Executive shall furnish to the CEO a detailed statement of any outside employment or consulting services in which Executive seeks to engage or invest, and, as from time to time requested by the CEO, resubmit for approval a detailed statement thereof. In the event the CEO determines in good faith that such violation or conflict exists, Executive shall refrain from such employment, consulting services or investment. It is intended and agreed that during the term of Executive’s employment, Executive will knowingly perform no act which may confer any competitive benefit or advantage upon any enterprise or business competing with Company or the Group.

5.2 Non-Solicitation. Executive agrees that during his employment and for a period of one (1) year after the termination of his employment for any reason, and within the geographical regions in which the Company or the Group does business, Executive shall not induce or attempt to induce, either directly or indirectly, any employee, agent or consultant of the Company or the Group to terminate his or her association with the Company or the Group or attempt by any means to persuade or incite such individuals to accept another employment or engagement or to leave the Company or the Group. The Company and Executive agree that the provisions of this Section 5.2 are necessary to protect the legitimate business interests of the Company.

5.3 In the event of the breach or threatened breach by Executive of any of the provisions of this Article 5, the Company, in addition to all other remedies available to it at law or in equity, shall be entitled to seek preliminary or permanent injunctive relief and/or specific performance to enforce the provisions set forth in this Article 5.

Article VI. MISCELLANEOUS PROVISIONS

6.1 Proprietary Information and Inventions Agreement. In conjunction with the execution of this Agreement, Executive will execute and enter into the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit 1, the terms of which shall be incorporated into this Agreement.

6.2 No Breach of Duty. Executive represents that Executive’s performance of this Agreement and employment with the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by Executive before his employment with the Company. Executive has not and will not enter into any agreement, either written or oral, in conflict with this Agreement. Executive represents that he is not currently restricted from being employed by the Company or entering into this Agreement.

6.3 Arbitration. Except for workers’ compensation claims, disputes solely before government agencies (including but not limited to the NLRB or EEOC), unemployment insurance claims, and other claims which may not be arbitrated as a matter of law, Executive and the Company agree that any and all disputes, controversies, or claims, whether based in contract, tort, common or statutory law, between Executive and the Company and/or its agents, and whether arising under or relating to this Agreement, Executive’s employment with the Company, the termination of Executive’s employment, or any other manner of the parties’ relationship (“Arbitrable Claims”) shall be resolved by final and binding arbitration conducted pursuant to the Federal Arbitration Act. Executive and the Company agree that arbitration shall be exclusive, final and binding remedy for all Arbitrable Claims, and Executive, the Company and its agents hereby waive any rights each may have to a jury trial in regard to Arbitrable Claims. Executive and the Company further agree that the arbitrator shall have the sole authority to determine the arbitrability of Arbitrable Claims. The arbitration shall be conducted by a single arbitrator before JAMS in Irvine, California (or other mutually agreed upon city) under the JAMS Employment Arbitration Rules and Mediation Procedures and the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, if applicable, in effect on the date this Agreement is signed (“JAMS Rules”), except as expressly set forth herein or where such rules are not in compliance with applicable state or federal law. A copy of the JAMS Rules is available for review through the Company by submitting a request to the Human Resources Department, by contacting JAMS at telephone number 800¬352-5267, or at JAMS’ website at www.jamsadr.com. Both Executive and the Company shall be entitled to file diapositive motions before the arbitrator to the same extent as would be allowed had the dispute been heard in a court of law having jurisdiction over the parties’ claims or counterclaims. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees as provided by law or the applicable JAMS Rules for the particular claims asserted. Executive and the Company shall follow the JAMS Rules applicable to initial filing fees, but in no event will Executive be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees. The arbitrator must follow applicable law and may award only those remedies that would have applied had the matter been heard in court. All Arbitrable Claims must be brought within the statutes of limitations applicable to such claims. The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This Agreement affects Executive’s ability to participate in class, collective or representative actions. Both the Company and Executive agree to bring any dispute in arbitration on an individual basis only, and not on a class, collective, or private attorney general representative basis on behalf of others. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective, representative or private attorney general action, or as a member in any such class, collective, representative or private attorney general proceeding (“Class Action Waiver”). This Class Action Waiver does not apply to any claim Executive brings in arbitration as a private attorney general solely on his own behalf and not on behalf of others. Notwithstanding any other provision of this Agreement or the JAMS Rules, disputes regarding the validity, enforceability or breach of the Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator.

6.4 Notices. All Notices and all other communications which are required to be given under this Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via e-mail to the recipient, in each case as follows:

If to Company:	MDxHealth, Inc.
15279 Alton Parkway, Suite 100
Irvine CA 92618,
Attn: General Counsel (Confidential)
Email: joseph.sollee@mdxhealth.com

If to Executive:	Ron Kalfus

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto. Such notices shall be deemed given on the date on which personally served or emailed, or if by mail or courier on the third (3rd) day after being posted or on the date of actual receipt, whichever is earlier.

6.5 Independent Counsel. Each party acknowledges that it has been represented by independent counsel of its choice, or has had the opportunity to be represented by independent counsel of its choice, and that to the extent, if any, that it desired, has availed itself of this right and opportunity throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the consent and upon the advice of such independent counsel. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived, and the parties agree to all of the provisions in this Agreement based on the advice of their respective counsel.

6.6 Conditions to Employment. This Agreement and Executive’s employment are also contingent upon Executive’s proof of identity and work eligibility. Under the Immigration Reform and Control Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within three (3) business days of their first day of work. To assist the Company in complying with this requirement, Executive is required to bring appropriate documents with him on his first day. This Agreement and Executive’s employment are contingent upon successful completion of a reference check and/or background check.

6.7 Taxes. All payments under this Agreement will be made less deductions and withholdings required by law.

6.8 The Company’s Property. The Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s reasonable request, shall promptly return all Property (as defined below) that had been entrusted or made available to Executive by the Company. For purposes of this Agreement, “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, developed or acquired by Executive during Executive’s employment by the Company or its predecessors in interest (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the Company’s business.

6.9 Resignation From Corporate Positions. The Executive, upon the termination of Executive’s employment shall promptly resign from any appointments as an officer or board member of the Company and each of its affiliates, subsidiaries, parent company, successors and assigns.

6.10 Section 409A of the Code. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences under Section 409A of the Code (“Section 409A”) and that such payments or entitlements to which the Executive is or could become entitled to under this Agreement are intended to be exempt from or comply with Section 409A, with the payments intended to be exempt under the “short-term deferral” and “separation pay” exceptions to the maximum extent permitted under Section 409A, and this Agreement shall be interpreted and administered in a manner consistent with such intent. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A. Notwithstanding the foregoing, the Company may unilaterally amend the terms of this Agreement to avoid the application of, or to comply with, Section 409A, in a particular circumstance or as necessary or desirable to satisfy any of the requirements under Section 409A or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable, but the Company shall not be under any obligation to make any such amendment. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate and distinct payment. Nothing in this Agreement shall provide a basis for any person to take action against the Company or any affiliate thereof based on matters covered by Section 409A, including the tax treatment of any amount paid under the Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Executive or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A.

Without limiting the generality of the foregoing and anything in this Agreement to the contrary notwithstanding, if amounts or benefits payable by reference to the timing of the Executive’s termination of employment constitute non-qualified deferred compensation subject to Section 409A, as determined in the Company’s sole discretion, (i) such amounts or benefits shall not be paid unless the Executive experiences a “separation from service” (within the meaning of Section 409A), (ii) to the extent that any payment period conditioned on the Executive’s execution of a release commences in one calendar year and ends in the subsequent calendar year, such amounts or benefits shall be paid in the second calendar year; and (iii) if Executive is a “specified employee” (within the meaning of Section 409A) as of the date of Executive’s separation from service, such amounts or benefits shall not be paid until the date that is six months and one day following the date of Executive’s separation from service, or if earlier, the date of Executive’s death.

6.11 Golden Parachute. In the event that the benefits provided for in this Agreement (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6.11 be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be reduced to the extent necessary such that no portion of the such benefits would be subject to the Excise Tax. In the event of a reduction of benefits hereunder, the Consulting Firm (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Agreement or any other arrangement) in violation of Section 409A. Unless the Company and Executive otherwise agree in writing, all determinations required to be made under this Section 6.11, including the manner and amount of any reduction in Executive’s benefits under this Agreement, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good by the accounting firm designated by the Company (the “Consulting Firm”). In the event that the Consulting Firm (or any affiliate thereof) is unable or unwilling to act, Executive may appoint a nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Consulting Firm hereunder). All fees and expenses of the Consulting Firm shall be borne solely by the Company, and the Company shall enter into any agreement requested by the Consulting Firm in connection with the performance of the services hereunder. For purposes of making the calculations required by this Section 6.11, the Consulting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Consulting Firm such information and documents as the Consulting Firm may reasonably request to make a determination under this Section 6.11.

6.12 Legal Representatives. Upon the death or disability of Executive, any payments due under this Agreement shall be paid to Executive’s legal representatives.

6.13 Representations. Executive represents that he has not been debarred nor received notice of any action or threat with respect to his debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335 (a). Executive agrees promptly to notify Company upon receipt of any such notice and further agree, upon Company’s request, to provide a separate written certification, on a form provided by Company, to this effect.

6.14 Shareholder Approval by Parent. The provisions of this Agreement that contain obligations for the Company and/or create rights for the Executive in function of a change of control over the Parent or the Group are subject to the approval by the general shareholders meeting of the Parent in accordance with article 556 of the Belgian Companies Code of 7 May 1999 (as amended). Other provisions in relation to variable remuneration are subject to the approval by the general shareholders meeting of the Parent.

6.15 Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

6.16 Survival. Articles III, IV, V, and VI shall survive the termination of this Agreement.

6.17 Entire Agreement; Employment Amendments; Waiver. This Agreement, together with the Proprietary Information and Inventions Agreement, is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by Executive and the President or Vice President of the Company. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

6.18 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California. The Executive acknowledges and agrees that the Company is his sole employer, and that his employment relationship is only subject to California law. With the exception of “Arbitrable Claims” as defined in Section 6.3, the federal courts and/or state courts of the State of California, Orange County shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and Executive consents to such jurisdiction and venue.

6.19 Attorneys’ Fees. In the event of any action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in connection with such action.

6.20 Successors And Assigns. This Agreement and Executive’s obligations hereunder will be binding upon his heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Parent to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Executive”		“Company”

By:	/s/ Ron Kalfus	By:	/s/ Michael McGarrity
	Ron Kalfus		Michael McGarrity, CEO

Exhibit 1

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (“Agreement”), effective as of _________________, ___, ____, is executed by me, ________________, in favor of MDxHealth, Inc. (“Company”).

As a condition of my employment by Company, and in consideration of my employment and the compensation previously and hereafter paid to me by Company, I agree to the following:

1.	PROTECTION OF CONFIDENTIAL INFORMATION

(a) Company Information. I acknowledge that during my employment by the Company I will have access to confidential information of the Company and its affiliates, subsidiaries, parent company, successors and assigns (collectively, “Affiliated Entities”; references to Company in this Section 1 include Affiliated Entities). I agree at all times during my employment with the Company and following termination thereof for any reason, to hold in the strictest confidence, and not use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Chief Executive Officer, any Company Confidential Information. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development activities of the Company, or to the Company’s technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, software, source code, developments, inventions, discoveries, processes, formulas, technology, documentation, designs, drawings, engineering processes, data, marketing information, customer lists and customers, suppliers, employees, financial and other business information; provided, however Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of mine or of others. I understand that nothing herein is intended to preclude or dissuade me from engaging in activities protected by state and federal law, including the National Labor Relations Act such as discussing wages, benefits, or terms and conditions of employment, including discussions regarding forming, joining or supporting labor unions, raising complaints about working conditions for my and my fellow employees’ mutual aid or protection or other legally protected activities under applicable law.

(b) Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer, or any other company, person, or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, company, person or entity unless consented to in writing by both the Company and such employer, company, person or entity.

(c) Third Party Information. I recognize that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, joint venturers or collaborators (“Associated Third Parties”) their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential information may include the practices, technology and requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information during my employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company.

(d) Immunity From Liability For Confidential Disclosure Of Trade Secret(s). Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law. I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If I file a lawsuit alleging retaliation by the company for reporting a suspected violation of the law, I may disclose the trade secret to my attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order. This paragraph will govern to the extent it may conflict with any other provision of this Agreement.

(e) Protected Rights. No sections in this Agreement, including the sections addressing my confidentiality obligations, is intended to or shall limit, prevent, impede or interfere in any way with my right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes.

2.	INVENTIONS AND ORIGINAL WORKS

(a) Inventions And Original Works Retained And Licensed To The Company. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by me prior to my employment with the Company to which I have any right, title or interest, which are subject to California Labor Code Section 2870 attached hereto as Exhibit B, and which relate to the Company’s proposed business, products, or research and development (“Excluded Inventions”); or, if no such list is attached, I represent and warrant that there are no such Excluded Inventions. Furthermore, I represent and warrant that the inclusion of any Excluded Inventions on Exhibit A of this Agreement will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into or use in connection with any product, process, service, technology or other work by or on behalf of Company any Excluded Invention, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Excluded Invention as part of or in connection with such product, process, service, technology or other work and to practice any method related thereto.

(b) Inventions And Original Works Assigned To The Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and I hereby assign and transfer to the Company, or its designee, all my worldwide right, title, and interest in and to (i) any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, know-how, ideas, software, compositions of matter and trade secrets, whether or not patentable or registrable under patent, copyright or similar laws, which I may solely or jointly conceive, create, develop, reduce to practice, or otherwise make (or cause to be conceived, created, developed, reduced to practice or made), during the entire period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, except as provided in Section 2(g) below (collectively referred to as “Inventions”) (ii) any and all trade secrets, patent rights, copyrights, moral rights, and other intellectual property rights anywhere in the world (collectively referred to as “Intellectual Property Rights”) embodied in or related to such Inventions. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and the Company will be considered the author and owner of such works. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

(c) Moral Rights. To the extent permitted by applicable law, I assign to the Company all “moral rights” I may have in any Inventions, except as provided in Section 2(g) below. If and to the extent an assignment or transfer of any Moral Rights is not valid or enforceable under any applicable law, I grant the Company a worldwide, unlimited, royalty-free right and license in and to, and I hereby forever waive and agree never to assert, any and all Moral Rights I may have in or with respect to any Inventions even after termination of my employment or work on behalf of the Company. “Moral Rights” mean any rights to attribution or claim authorship of a work of authorship, to object to or prevent the modification of any work of authorship, or to withdraw from circulation or control the publication or distribution of any work, and any similar right, existing under judicial or statutory law of any country or jurisdiction in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d) Assignment of Claims. I further perpetually, irrevocably, and unconditionally assign, transfer, and convey to Company and its successors and assigns all claims for past, present and future infringement or misappropriation of the Inventions, including all rights to sue for and to receive and recover all past, present and future profits and damages accruing from any infringement, misappropriation or violation of Intellectual Property Rights in the Inventions.

(e) Maintenance of Records. I agree to keep and maintain adequate, accurate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. These records will be in the form of notes, sketches, drawings, electronic files, reports and any other format that may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times.

(f) Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

(g) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit B. I will advise the Company promptly in writing of any inventions, original works of authorship or trade secrets that I believe meet the criteria in California Labor Code Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.

3.	NO BREACH OF DUTY

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not, and to the best of my present knowledge and belief, will not breach any agreement or duty to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I agree I will not enter into any agreement either written or oral in conflict with the terms of this Agreement. I am not at the present time restricted from being employed by the Company or entering into this Agreement. I represent that I have no other agreements, relationships or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices and documents), I have returned all property and confidential information belonging to all prior employers.

4.	TERMINATION CERTIFICATION

Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

5.	NOTIFICATION OF NEW EMPLOYER

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

6.	USE AND RETURN OF COMPANY PROPERTY

I will not remove (either physically or electronically) any property belonging to the Company or MDxHealth group, from the Company’s or MDxHealth group’s premises, except as required in the ordinary course of my employment, unless the Company grants me authorization to do so. I agree that upon separation from employment with the Company or on demand by the Company during my employment, I will immediately deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Company and MDxHealth group property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company and MDxHealth group (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, all other documents and property, and reproductions of any of the aforementioned items that were developed by me pursuant to my employment with the Company, obtained by me in connection with my employment with the Company, or otherwise belonging to the Company or its Affiliates, including, without limitation, those records maintained pursuant to Section 2(e). I also consent to an exit interview to confirm my compliance with this Section 6.

7.	NO EMPLOYMENT AGREEMENT

Nothing in this Agreement changes my status as an express at-will employee. I agree that unless specifically provided in another writing signed by me and the Chief Executive Officer, my employment by the Company is not for a definite period of time. Rather, my employment relationship with the Company is one of employment at will and may be terminated by either myself or the Company at any time, with or without cause.

8.	GENERAL PROVISIONS

(a) Governing Law and Jurisdiction. This Agreement will be governed by the laws of the State of California without giving effect to any choice of law rules or principles that may result in the application of the laws of any jurisdiction other than California. I expressly agree that the federal courts and/or state courts of the State of California, Orange County, shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement, including any lawsuit filed against me by the Company.

(b) Entire Agreement. This Agreement, together with the Exhibits herein, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions, representations and agreements, written or oral, between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Chief Executive Officer and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors And Assigns. This Agreement and my obligations hereunder will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Remedies. By virtue of the duties and responsibilities attendant with my engagement by the Company, I understand that great loss and irreparable damage would be suffered by the Company if I should breach any of the terms of this Agreement. I acknowledge that each such term is reasonably necessary to protect and preserve the interests of the Company. Therefore, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to, without posting a bond, specific performance, a temporary restraining order and a permanent injunction to prevent a breach or the continuation of a breach of any of the terms of this Agreement.

(f) Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

(g) Survivorship. My obligations under this Agreement, and the rights of the Company hereunder, will survive termination of my employment with the Company.

(h) Agreement Read, Understood and Fair. I have carefully read and considered the provisions of this Agreement and agree that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company. The Company acknowledges that the goodwill and value of the Company is enhanced by these provisions and that said enhancement is desired by me.

(i) Effective Date. The Agreement shall be deemed retroactive to the first day of my employment by the Company.

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(j) Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

Ron Kalfus

(Signature)

Date:

ACCEPTED AND AGREED TO:

MDxHealth, Inc.

By:

Name:

Title:

Date:

EXHIBIT A

LIST OF EXCLUDED INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

____ No inventions or improvements

____ Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS, ASSIGNMENT OF RIGHTS

California Labor Code § 2870. Invention on Own Time - Exemption from Agreement.

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

MDxHealth, Inc.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, software, data, notes, reports, proposals, lists, and sources of customers, lists of employees, proposals to customers, drafts of proposals, business plans and projections, reports, job notes, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to MDxHealth, Inc. (“Company”), its parent, subsidiaries, affiliates, successors or assigns (together “Affiliated Entities”).

I further certify that I have complied with all terms of the Company’s Proprietary Information and Inventions Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Proprietary Information and Inventions Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company and Affiliated Entities, and their customers, consultants or licensees.

Date:
Ron Kalfus

Signature